Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.

Thomas E. Newberry Vice President, Corporate Communications and Government Relations

(508) 370-5374 or tom.newberry@gtc-bio.com

GTC BIOTHERAPEUTICS REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

FRAMINGHAM, MA – May 13, 2009 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported that total net loss for the first quarter of 2009 was $10.4 million, or $0.10 per share, compared with $8.2 million, or $0.10 per share, for the first quarter of 2008. Revenues were approximately $0.2 million for the first quarter of 2009 compared to $3.5 million for the first quarter of 2008. Revenues were reduced from the first quarter of 2008 primarily due to the completion of activities in supporting service contracts for external programs. During the first quarter of 2009, we received approximately $4.7 million of milestone payments, including $4 million from Lundbeck Inc. on the ATryn® (Antithrombin [Recombinant]) program, which were not recognized as revenue as they were deferred in accordance with our revenue recognition policy. Delivery of commercial product to Lundbeck Inc., GTC’s commercial and development partner for ATryn in the United States, began late in the first quarter of 2009.

“This was a transformative quarter with the approval of ATryn in the U.S.” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “This was followed with the U.S. launch of the product in early May by our partner, Lundbeck Inc., which has already received initial customer orders.”

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ATryn, GTC’s recombinant form of human antithrombin, was the first therapeutic protein produced by transgenic production technology to obtain regulatory approvals in Europe and the United States. The National Organization for Rare Diseases announced this week that GTC is being recognized for developing ATryn for the approved orphan hereditary antithrombin deficiency indication.

Following on the approval of ATryn in the United States, GTC and Lundbeck have formulated plans for development of ATryn as a potential treatment for heparin resistance during cardiopulmonary bypass surgery. Further activities in developing this indication are planned for later this year.

GTC is in the process of regaining ownership of, and responsibility for, the market authorization of ATryn in Europe. Discussions with a number of interested potential partners for the commercialization and further development of ATryn in Europe have begun and can proceed further once the market authorization is returned to GTC. Arbitration proceedings to resolve outstanding issues with GTC’s former partner in Europe are expected to be completed late in the second half of this year.

GTC’s next product development priority, recombinant human coagulation factor VIIa, is in preclinical development with the objective to file an Investigational New Drug Application, or IND, by the end of the first quarter of 2010. GTC is planning to file IND’s for the recombinant human coagulation factor IX later in 2010. Both programs are part of the joint venture with LFB Biotechnologies. Other programs in GTC’s product pipeline will be developed as additional partnering and financial resources are obtained.

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Cash Position

GTC’s cash and marketable securities at the end of the first quarter of 2009 totaled approximately $6.8 million, a $4.9 million decrease compared to the $11.6 million total at the end of 2008. Net cash use for the remainder of 2009 is projected to be $13-17 million. Current cash is expected to support operations through the end of the second quarter of 2009. GTC is in discussions with new and existing investors to secure additional funding and anticipates completing a transaction in the second quarter.

Other Financial Results

Costs of revenue and operating expenses totaled $9.7 million for the first quarter of 2009, compared $11.7 million for the first quarter of 2008. The decrease was driven by lower cost of revenue in the external service contracts and lower research and development expenses.

The weighted average number of shares outstanding increased from 83.2 million shares for the first quarter of 2008 to 104.1 million shares at the end of the first quarter of 2009. The increase in the weighted average shares outstanding primarily reflects the issuance of common stock in financing transactions.

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Conference Call Information

GTC Biotherapeutics will discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The call may be heard through GTC’s web site, http://www.gtc-bio.com. The dial-in number from inside the United States is 1-888-713-4214. The dial-in number from outside the United States is 1-617-213-4866. The participant pass code number is 98323028.

About GTC Biotherapeutics

GTC Biotherapeutics develops, supplies and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in the United States and Europe. ATryn is the first and only product produced in transgenic animals to be approved for therapeutic use anywhere in the world. In addition to ATryn, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation factors VIIa and IX, which are being developed for the treatment of hemophilia. GTC is also developing a portfolio of follow-on biologic monoclonal antibodies and a CD20 antibody with enhanced ADCC (antibody-dependent cell-mediated cytotoxicity). GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

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This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding prospects for collaborations and business development and additional funding from investors, the expected net cash use in 2009, the prospects for partnering of ATryn®, the anticipated clinical development of the heparin resistance indication for ATryn, and the timing for clinical development programs with LFB and for the arbitration process in Europe. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical development, the risks associated with continuing losses and limited financial resources, and the risks and uncertainties associated with dependence upon the actions of collaboration partners, regulatory agencies and arbitration tribunals. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

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GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended
	March 29, 2009	March 30, 2008
Revenues:
Service revenue	$198	$3,545
Product revenue		—

	198	3,545

Costs of revenue and operating expenses:
Cost of service revenue	434	1,327
Cost of product revenue	—	—
Research and development	6,800	7,704
Selling, general and administrative	2,509	2,711

	9,743	11,742

Loss from operations	$(9,545)	$(8,197)

Other income (expense):	(809)	(26)

Net Loss	$(10,354)	$(8,223)

Net loss per common share (basic and diluted)	$(0.10)	$(0.10)

Weighted average number of shares outstanding (basic and diluted)	104,075	83,245

	March 29, 2009	December 28, 2008
Cash and marketable securities	$6,774	$11,643
Other current assets	2,031	2,112
Property and equipment, (net)	12,982	13,396
Other assets	12,961	13,252

Total assets	$34,748	$40,403

Current liabilities	$14,193	$15,369
Short-term deferred contract revenue	5,840	688
Long-term deferred contract revenue	8,740	9,180
Long-term debt	19,314	19,269
Other liabilities	116	20
Stockholders’ equity	(13,455)	(4,123)

Total liabilities and stockholders’ equity	$34,748	$40,403